Exhibit 3.2

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

GRAYBUG VISION, INC.

GRAYBUG VISION, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the Corporation is Graybug Vision, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware is February 19, 2015.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) as follows:

Article I: Name of the Certificate shall be amended and restated in its entirety to read as follows:

“The name of the corporation is CalciMedica, Inc. (the “Corporation”).”

FOUR: This Certificate of Amendment to the Certificate shall become effective as of March 20, 2023 at 4:02 pm Eastern Time, following the filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation as of March 20, 2023.

By:	/s/ Frederic Geurard
Name: Frederic Geurard
Title: Chief Executive Officer